Exhibit 99.1

ContraVir Doses First Patients in Head-to-Head Study of CMX157 vs. Viread® for Treating Hepatitis B

Advances to Final 100 mg Dosing Group in Phase 1b Study

Edison, NJ, June 21, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has dosed the first patients with chronic hepatitis B in its head-to-head Phase 2a study comparing ContraVir’s CMX157 to tenofovir DF (TDF, marketed by Gilead Sciences, Inc. (NASDAQ: GILD) as Viread®).  The study is the first to directly compare lower doses of CMX157 to the standard daily dose of Viread in hepatitis B patients, and will evaluate the potential for CMX157, given its superior potency, to be more effective at lower doses and potentially reduce the risk of tenofovir-associated side effects.  The study is expected to conclude in the fourth quarter of 2016.

The Phase 2a will enroll a total of 60 treatment-naïve patients with chronic HBV infection.  This study consists of a sequential dose escalation, with 10 patients per cohort receiving four weeks of a once-daily dose of either 5, 10, 25, 50 or 100 mg of CMX157, and two patients per cohort receiving 300 mg of TDF, the standard dose of Viread.

In parallel with dosing the first patients in the Phase 2a study, ContraVir has successfully completed the 50 mg dosing group of healthy volunteers in its Phase 1b multiple ascending dose clinical study and has advanced into the fifth and final dosing group of 100 mg.

“This marks the first time CMX157 has been dosed in HBV patients,” said James Sapirstein, CEO of ContraVir.  “We anticipate that this study will reflect the positive findings from our animal and in vitro studies, which demonstrated superior potency against HBV and significant liver targeting, allowing the potential for CMX157 to reduce the risk of kidney and bone toxicities by being more effective at lower doses.  We expect the current study will validate CMX157’s potential to be dosed lower than Viread, and at the same or lower dose than Gilead’s tenofovir alafenamide, or TAF.  In addition, we’re happy to report that the Phase 1b study continues to advance smoothly and in line with our expectations into the final 100 mg dosing group, without any safety or tolerability concerns.”

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also focused on developing its novel antiviral candidates for treating hepatitis B.  These include its Phase 2a clinical candidate CMX157, a novel, highly potent analog of the successful antiviral drug tenofovir that has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CPI-431-32, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against hepatitis B virus.  For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686